Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Stockholders and Board of Directors

Synergy Resources Corporation

Platteville, Colorado

We consent to the incorporation by reference in the Registration Statement on Form S-3 to be filed on the date hereof of our report dated October 28, 2014 relating to the financial statements and the effectiveness of internal control over financial reporting of Synergy Resources Corporation appearing in the annual report on Form 10-K of Synergy Resources Corporation for the year ended August 31, 2014. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

EKS&H LLLP

January 27, 2015

Denver, Colorado